EXHIBIT 99.1

 Amphenol

News Release

World Headquarters
358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

RECORD 2008 THIRD QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  October 16, 2008.  Amphenol Corporation (NYSE-APH) reported today that third quarter 2008 diluted earnings per share increased 26% to $.63 compared to $.50 per share for the comparable 2007 period.  Sales for the third quarter 2008 increased 18% to $863.7 million compared to $733.9 million for the 2007 period.  Currency translation had the effect of increasing sales by approximately $16 million in the third quarter 2008 compared to the 2007 period.

For the nine months ended September 30, 2008, diluted earnings per share was $1.78 compared to $1.39 per share for the 2007 period.  Sales for the nine months ended September 30, 2008 were $2,481.2 million compared to $2,073.8 million for the 2007 period.   Currency translation had the effect of increasing sales by approximately $64 million for the nine month 2008 period when compared to the 2007 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are very pleased to report record third quarter results with sales of $864 million and earnings per share of $.63.  Sales grew 18% over last year.  Growth was broad based with particular strength in the global communications, military and aerospace markets.  It is extremely rewarding that even in a challenging macroeconomic environment, our strategy of ongoing market and geographic diversification combined with our strong commitment to develop performance enhancing technologies for our customers continues to expand the Company’s growth opportunities.”

“We are especially encouraged that, in addition to excellent overall top line growth, profitability and cash flow continued to be strong in the quarter.  Amphenol achieved excellent operating leverage with an operating income margin of 19.8% compared to 19.5% in the third quarter of 2007.  We were able to more than offset significant inflationary pressures with the combination of our strong top line growth and a continued focus on all elements of cost.  Furthermore, net income was approximately 13% of sales, another indication of the Company’s successful drive for value creation.  The Company continues to be an excellent generator of cash, with cash flow from operations remaining strong in the quarter at $105 million.  The sustained financial strength of the Company provides a solid base for future performance.”

“I am very proud of our organization as we continue to execute well in a challenging environment.  The third quarter results are very satisfying and are a direct result of consistently implementing our strategies.”

“During the last month macroeconomic conditions have deteriorated further as disruptions in financial markets and lack of availability of credit have spread globally.  As a result, the outlook for economic growth has been reduced and the downside risk to growth has increased.  While the current environment is expected by many to have a dampening effect on demand, we believe we can perform well in such an environment due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure and entrepreneurial management. Accordingly, we are confirming the high end and narrowing the range of our 2008 guidance to achieve revenues and EPS in the range of $3,292 million to $3,308 million and $2.36 to $2.38, respectively, an increase of 15% to 16% over 2007 revenues and 22% to 23% over 2007 EPS, respectively. This outlook is based on the Company’s strong third quarter performance and a fourth quarter that incorporates the impact of current currency exchange rates which reflect a significantly stronger U.S. dollar. For the fourth quarter 2008 we now expect revenues in the range of $810 million to $826 million and EPS in the range of $.58 and $.60, respectively.  Forecasting in the current unstable economic environment is difficult; however, we are excited about the future and confident in the ability of our outstanding organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its third quarter results at 1:00 PM (EST) October 16, 2008.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 P.M. (EST) on Monday, October 20, 2008.  The replay numbers are as follows:  toll free dial-in number is 888-437-4650 and International dial-in number is 402-998-1324.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2007, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007

Net Sales	$863,658	$733,851	$2,481,189	$2,073,771

Cost of sales	582,407	494,709	1,672,442	1,398,437

Gross profit	281,251	239,142	808,747	675,334

Selling, general and administrative expense	109,931	95,792	318,908	275,974

Operating income	171,320	143,350	489,839	399,360

Interest expense	(9,772)	(9,371)	(29,586)	(27,392)
Other expenses, net	(3,348)	(4,678)	(7,784)	(11,466)

Income before income taxes	158,200	129,301	452,469	360,502

Provision for income taxes	(45,245)	(37,800)	(132,051)	(107,301)

Net income	$112,955	$91,501	$320,418	$253,201

Net income per common share - Basic	$0.64	$0.51	$1.82	$1.42

Average shares outstanding - Basic	176,716,395	178,405,425	176,290,446	178,388,446

Net income per common share - Diluted	$0.63	$0.50	$1.78	$1.39

Average shares outstanding - Diluted	180,134,110	182,210,197	179,910,090	182,467,606

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2008	2007

ASSETS

Current Assets:
Cash and cash equivalents	$230,741	$183,641
Accounts receivable, less allowance for doubtful accounts of $13,944 and $12,468, respectively	583,663	510,411
Inventories	521,859	456,882
Other current assets	95,364	72,874

Total current assets	1,431,627	1,223,808

Land and depreciable assets, less accumulated depreciation of $515,681 and $483,296, respectively	336,418	316,194
Goodwill	1,189,788	1,091,828
Other long-term assets	60,405	43,903

	$3,018,238	$2,675,733

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$345,193	$295,391
Accrued salaries, wages and employee benefits	60,956	54,963
Accrued income taxes	46,956	39,627
Accrued acquisition-related obligations	91,670	55,212
Other accrued expenses	69,566	74,213
Current portion of long-term debt	481	1,075

Total current liabilities	614,822	520,481

Long-term debt	770,050	721,561
Accrued pension and post employment benefit obligations	86,137	101,804
Other long-term liabilities	83,657	66,973

Shareholders’ Equity:
Common stock	178	181
Additional paid-in capital (deficit)	18,195	(43,647)
Accumulated earnings	1,540,360	1,431,635
Accumulated other comprehensive loss	(75,653)	(43,644)
Treasury stock, at cost	(19,508)	(79,611)

Total shareholders’ equity	1,463,572	1,264,914

	$3,018,238	$2,675,733

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Nine months ended
	September 30,
	2008	2007

Net income	$320,418	$253,201
Adjustments for cash from operations:
Depreciation and amortization	69,019	60,933
Stock-based compensation	11,777	9,265
Net change in non-cash components of working capital	(91,365)	(65,231)
Net change in other long term assets and liabilities	835	(3,292)

Cash provided by operations	310,684	254,876

Cash flow from investing activities:
Capital additions, net	(83,044)	(75,803)
Purchase of short term investments	(13,996)	(4,634)
Investments in acquisitions	(100,373)	(69,362)

Cash flow used in investing activities	(197,413)	(149,799)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	46,111	36,157
Purchase of treasury stock	(143,693)	(87,080)
Proceeds from exercise of stock options	26,909	25,461
Excess tax benefits from stock-based payment arrangements	21,267	18,873
Dividend payments	(10,617)	(8,036)

Cash flow used in financing activities	(60,023)	(14,625)

Effect of exchange rate changes on cash and cash equivalents	(6,148)	—

Net change in cash and cash equivalents	47,100	90,452
Cash and cash equivalents balance, beginning of period	183,641	74,135

Cash and cash equivalents balance, end of period	$230,741	$164,587

Cash paid during the period for:
Interest	$29,447	$26,791
Income taxes paid	99,910	74,306

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007

Trade Sales:
Interconnect Products	$786,177	$659,343	$2,257,914	$1,862,858
Cable Products	77,481	74,508	223,275	210,913
Consolidated	$863,658	$733,851	$2,481,189	$2,073,771

Operating income:
Interconnect Products	$175,525	$144,453	$500,686	$403,546
Cable Products	8,532	9,471	25,531	26,324
Stock-based compensation expense	(4,581)	(3,273)	(11,777)	(9,265)
Other operating expenses	(8,156)	(7,301)	(24,601)	(21,245)
Consolidated	$171,320	$143,350	$489,839	$399,360

ROS%:
Interconnect Products	22.3%	21.9%	22.2%	21.7%
Cable Products	11.0%	12.7%	11.4%	12.5%
Corporate - Stock-based compensation	-0.5%	-0.4%	-0.5%	-0.4%
Corporate - all other	-0.9%	-1.0%	-1.0%	-1.0%

Consolidated	19.8%	19.5%	19.7%	19.3%